Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Board Approves Stock Repurchase Program

--Company Authorized to Purchase up to $30 Million of its Common Stock--

VAN NUYS, CALIFORNIA -- March 27, 2013 -- Superior Industries International, Inc. (NYSE:SUP) today announced that its board of directors has approved a stock repurchase program that authorizes the repurchase of up to $30 million of the company's common stock.

Under the repurchase program, Superior may repurchase common stock from time to time on the open market or in private transactions. The company expects to fund the repurchases through available cash, although credit options are being evaluated in the context of total capital needs. The timing and extent of the repurchases will depend upon market conditions and other corporate considerations at the company's sole discretion. Superior currently has approximately 27.3 million shares of common stock outstanding and had $207 million of cash, cash equivalents and short-term investments at the end of fiscal year 2012.

“The board's action follows our recent announcement to invest approximately $125 million to $135 million to construct and equip a new manufacturing facility in Mexico to expand capacity and meet anticipated growth in product demand,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “Authorization of the stock repurchase program reflects the board's and management's confidence in the company's fundamentals and its long-term future, along with our commitment to enhancing shareholder value.”

About Superior Industries
Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include, but are not limited to, anticipated growth in product demand and the company's plans to purchase up to $30 million of its common stock, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for the fiscal year ended December 30, 2012. These factors and risks relate to items including, but not limited to, fluctuations in the market price and trading volume for our common stock, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.